EXHIBIT 10.16
SAFEGUARD SCIENTIFICS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and Restated Effective October 25, 2005

SAFEGUARD SCIENTIFICS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

SAFEGUARD SCIENTIFICS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I
Establishment of the Plan
     Safeguard Scientifics, Inc. (the “Company”) hereby adopts the Safeguard Scientifics, Inc. Executive Deferred Compensation Plan (the “Plan”), amended and restated effective October 25, 2005, to provide a select group of key management or other highly compensated employees of the Company with supplemental retirement benefits. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security of 1974, as amended (“ERISA”).
ARTICLE II
Definitions
     For ease of reference, the following definitions will be used in the Plan:
     2.1. Account(s). “Account” or “Accounts” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.
     2.2. Base Salary. “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for amounts deferred by the Participant pursuant to a Code Section 401(k) plan or Code Section 125 plan, or pursuant to this Plan or any other non-qualified plan that permits voluntary deferrals of compensation.
     2.3. Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive distributions under this Plan in the event of the Participant’s death, as provided in Section 8.3.
     2.4. Board or Board of Directors. “Board” or “Board of Directors” means the Board of Directors of Safeguard Scientifics, Inc. (or any successor entity).
     2.5. Change of Control. “Change of Control” means (a) the stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of the Company entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (b) the sale or other disposition of all or substantially all of the assets of the Company, (c) a liquidation or dissolution of the Company, (d) the acquisition by any “person” (as such term is used in sections 13(d) and 14(d) of the Securities and Exchange Act of 1934) other than Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates, of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the voting power of the then outstanding securities of the Company except where the acquisition is approved by the Board, or (e) any person has commenced a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the Company. Notwithstanding the foregoing, the Committee may modify the definition of Change of Control as the Committee deems appropriate to comply with Section 409A of the Code.
     2.6. Committee. “Committee” means at least three individuals appointed by the Board to administer the Plan pursuant to Article III and which also may act for the Company or the Board in making decisions and performing specified duties under the Plan.
     2.7. Company. “Company” means Safeguard Scientifics, Inc.
     2.8. Compensation. “Compensation” means an Eligible Employee’s earned income, wages, salaries and fees for professional services and other amounts received, without regard to whether or not an amount is paid in cash, for personal services actually rendered in the course of employment with the Company as defined in Section 415 of the Code.
     2.9. Effective Date. “Effective Date” means the effective date of the Plan. The original Effective Date is January 1, 2003. The Effective Date of the plan as amended and restated herein is October 25, 2005.
     2.10. Eligible Employee. “Eligible Employee” means, as designated by the Company, in its sole discretion, (i) a managing director, a vice president, director or higher level employee of the Company, or (ii) any employee who is a member of a group of key management or other highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Company may determine the eligibility of similarly situated employees.
     2.11. Employment Commencement Date. “Employment Commencement Date” means the first day on which an individual became an employee for the Company.
     2.12. Participant. “Participant” means any Eligible Employee. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.
     2.13. Plan. “Plan” means this Safeguard Scientifics, Inc. Executive Deferred Compensation Plan as described herein and as it may be amended from time to time.
     2.14. Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

     2.15. Separation Date. “Separation Date” means the date on which a Participant incurs a Separation from Service.
     2.16. Year of Service. A “Year of Service means a Plan Year in which a Participant has attained 1,000 hours of service; provided, however, that (a) the Committee shall determine in its sole discretion whether a Year of Service has been attained; and (b) no more than one (1) Year of Service shall be credited for any Plan Year; and (c) each Year of Service shall be credited as of the last day of the calendar quarter during the relevant Plan Year in which the Participant first attains 1,000 hours of service for that Plan Year.
     2.17. Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified by the Committee. These Valuation Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article V, below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. Valuation Funds may be replaced, new funds may be added, or both, from time to time at the discretion of the Committee.
     2.18. Separation from Service. “Separation from Service” means a Participant’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations issued thereunder.
ARTICLE III
Administration of the Plan
     3.1. Committee. The Plan shall be administered by the Committee appointed by the Board of Directors. The Board shall designate one of the members of the Committee to serve as Chairperson thereof. The Board shall also designate a person to serve as Secretary of the Committee, which person may be, but need not be, a member of the Committee. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board, in its sole discretion, may remove any member of the Committee. Vacancies in the membership of the Committee shall be filled promptly by the Board.
     3.2. Action by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee and the Committee may delegate any of its functions hereunder. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting, or at the direction of the Chairperson, without a meeting by unanimous consent of the Committee or by mail, telegraph, telephone or electronic communication device; provided that all of the members of the Committee are informed of their right to vote on the matter before the Committee and of the outcome of the vote thereon.

     3.3. Committee Authority and Duties. The Committee shall have the full power, authority and discretion to construe, interpret and administer the Plan, to correct deficiencies therein, to supply omissions, and to make factual determinations. All decisions, actions and interpretations of the Committee shall be final, binding and conclusive upon all persons having any interest in the Plan.
     3.4. Compensation, Expenses and Indemnification. Members of the Committee shall receive no compensation for their services as such. All reasonable expenses of the Committee shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Company) arising from any act or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
ARTICLE IV
Participation
     4.1. New Eligible Employees. Subject to the requirements of Section 409A of the Code, the Committee may, in its discretion, permit an employee who first becomes an Eligible Employee after the beginning of a Plan Year, to participate in the Plan for that Plan Year. Participation under the Plan shall be conditioned upon the Participant’s acknowledgement in writing or by receipt of benefits under the Plan that all decisions and determinations of the Committee shall be final and binding on the Participant and his or her Beneficiaries.
     4.2 Company Contribution. The Company, in its sole discretion, may determine to credit a Participant’s Account with positive amounts for any Plan Year on such terms as the Company shall determine. Absent action by the Company to the contrary, the Account shall consist of:
     (a) a fully vested amount equal to a stated percentage (which may vary from year to year) of the Participant’s annual Compensation for the Plan Year not in excess of the limit imposed by Section 401(a)(17) of the Code; and
     (b) an amount equal to a stated percentage (which may vary from year to year) of the Participant’s Base Salary for the Plan Year; not in excess of the limit imposed by Section 401(a)(17) of the Code; subject to a vesting schedule pursuant to which such account shall vest twenty percent (20%) in each Plan Year in which the Participant attains a Year of Service.
     4.3 Change of Status. The Committee, in its sole discretion, may determine that a Participant no longer qualifies as a member of a select group of key management or other highly compensated employees under ERISA, and to take such further action in light of such determination as the Committee determines appropriate in its sole discretion.

ARTICLE V
Participant Accounts
     5.1. Establishment of Accounts. The Company shall establish and maintain a separate Account with respect to a Participant. The Participant’s Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.
     5.2. Earnings (or Losses) on Accounts. At such time as the Committee designates Valuation Funds for the deemed investment of each Participant’s Account balance, each Participant’s Accounts shall be credited semi-annually with all deemed earnings (or losses) generated by the Valuation Funds, as if the designated balance of the Account had been invested in the applicable Valuation Fund.
     5.3. Valuation of Accounts. The value of a Participant’s Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2, less the amounts theretofore deducted from such Accounts.
     5.4. Statement of Accounts. The Committee shall provide to each Participant, not less frequently than semi-annually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant’s Account(s).
     5.5. Distributions from Accounts. Any distribution made to or on behalf of a Participant from his or her Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Valuation Funds to which such Account is then allocated on the day before distribution under the Plan.
     5.6. Vesting. A Participant’s Account balances shall be vested in accordance with Section 4.2.
ARTICLE VI
Benefits to Participants
     6.1. Benefits from an Account. Benefits from a Participant’s Account shall be paid to the Participant as follows:
          (a) Upon a Participant’s Separation from Service, the Participant’s vested Account shall be distributed in a lump sum within thirty (30) business days following the Participant’s Separation Date. Any lump-sum benefit payable in accordance with this Section shall be in an amount equal to the value of such vested Account as of the business day the Valuation Funds are deemed to be liquidated to make the payment. Any unvested portion of the Participant’s Account shall be forfeited.

          (b) Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, the Participant’s designated Beneficiary shall be treated as a Participant under Section 6.1(a) with the distribution to be made to such Beneficiary.
     6.2. Change of Control. In the event of a Change of Control and with respect to the portion of the Participant’s Account attributable to amounts that were earned and vested as of December 31, 2004 only, the Participant may elect, within 60 days after the Change of Control, to receive the full value then credited to the Participant’s Account. If a Participant elects to be paid a benefit under this Section 6.2, the lump sum payment due to the Participant (or Beneficiary, in the event of the Participant’s death) under this Section 6.2 shall be made no later than the end of the calendar year in which the Change in Control occurred. With respect to amounts that were not earned and vested as of December 31, 2004 or amounts credited to the Participant’s Account after December 31, 2004, a Participant shall be permitted to elect, in accordance with the applicable requirements of Section 409A of the Code, whether distribution of the Participant’s Account will be made upon a Change of Control. If a Participant elects to receive a distribution upon a Change of Control pursuant to the preceding sentence, distribution shall be made in a lump sum no later than the end of the calendar year in which the Change in Control occurred.
     6.3. Unforeseeable Financial Emergency. In the event that the Committee, upon written request of a Participant, determines that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Participant’s vested Account(s), as soon as practicable following such determination, an amount necessary to meet the emergency (the “Emergency Benefit”), after deduction of any and all taxes as may be required pursuant to Section 6.5. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. With respect to that portion of any vested Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article VI, no further benefit shall be payable to the Participant under this Plan. It is intended that the Committee’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under Section 409A of the Code.
     6.4. Withdrawal of Participation. With respect to the portion of the Participant’s Account attributable to amounts that were earned and vested as of December 31, 2004 only, the Participant may elect to cause all or a portion of such amounts to be distributed in accordance with this Article VI as if the Participant had terminated service with the Company as of the time of such election, except that the amount distributed to the Participant shall be reduced by a penalty of ten percent (10%), but not in excess of $50,000. The provisions of this Section 6.4 shall not apply to the portion of the Participant’s Account attributable to amounts credited to the Participant’s Account after December 31, 2004 or to amounts that were not earned and vested as of December 31, 2004.

     6.5. Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
     6.6. Effect of Payment. The full payment of the applicable benefit under this Article VI shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.
     6.7. Key Employees. Notwithstanding any provision of the Plan to the contrary, any amount payable under the Plan with respect to the portion of the Participant’s Account attributable to amounts that were not earned and vested as of December 31, 2004, to a Participant who is determined to be a key employee under Section 416(i) of the Code shall be postponed to a date that is not less than six (6) months following the Participant’s Separation from Service with the Company.
     6.8. Permissible Distribution Event. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan shall only be made upon an event and in a manner permitted by Section 409A of the Code and the regulations thereunder.
ARTICLE VII
Claims Procedures
     7.1. Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Committee, setting forth the claim.
     7.2. Claim Decision. Upon receipt of a claim, the Committee shall advise the Participant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause.
          (a) If the claim is denied in whole or in part, the Participant shall be provided a written opinion, using language calculated to be understood by the Participant, setting forth:
               (i) the specific reason or reasons for such denial;
               (ii) the specific reference to relevant provisions of this Plan on which such denial is based;

               (iii) a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;
               (iv) appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;
               (v) the time limits for requesting a review under Section 7.3 and for review under Section 7.4 hereof; and
               (vi) the Participant’s right to bring an action for benefits under Section 502 of ERISA.
     7.3. Request for Review. Within 60 days after the receipt by the Participant of the written opinion described above, the Participant may request in writing that the Committee review the determination of the Committee. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and stopped from challenging the determination.
     7.4. Review of Decision. After considering all materials presented by the Participant, the Committee will render a written opinion, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based. The Committee shall within 30 days of receipt of the Participant’s request for review shall schedule a meeting to review the Participant’s request.
ARTICLE VIII
Miscellaneous
     8.1. Protective Provisions. Each Participant and Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Committee, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections.
     8.2. Inability to Locate Participant or Beneficiary. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VI.

     8.3. Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Committee. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
     8.4. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
     8.5. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
     8.6. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
     8.7. Nonalienation of Benefits. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such mariner as the Committee shall direct. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
     8.8. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred compensation plan for Participants. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect in Accounts on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Board determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment.
     8.9. Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
     8.10. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania to the extent not superseded by federal law, without reference to the principles of conflict of laws.
     8.11. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     8.12. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
     8.13. Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company’s Chief Financial Officer, or to such other person or entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     8.14. Amendment and Termination. The Plan may be amended, suspended, or terminated at any time by the Board as may be necessary to avoid current taxation of amounts deferred under the Plan or to comply with applicable law; provided, however, that no such amendment, suspension or termination shall reduce or in any manner adversely effect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan. In addition, the Board may, in its sole discretion, amend the Plan to comply with applicable law without the consent of any Participant and without regard to any effect such amendments may have on any participant.
     8.15. Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and shall be administered in accordance with Section 409A to the extent Section 409A applies to the Plan. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.